Exhibit 10.4

[Ameriprise Logo]

AWARD CERTIFICATE

for

{Employee Name}

PERFORMANCE SHARE UNIT AWARD

(2011-2013 Performance Period)

Award Date:              {award date}

Performance Period:  January 1, 2011 through December 31, 2013

Award Value (at Award Date):  ${employee amount}

Fair Market Value on Award Date:  ${share price}

Number of Performance Share Units Awarded (at Target):  {employee shares}

Performance Matrix:

[As determined per award]

TSR Adjustment Matrix:

[As determined per award]

This Performance Share Unit (“PSU”) Award is subject to the terms and conditions set forth in this Award Certificate, the Ameriprise Financial 2005 Incentive Compensation Plan (the “Plan”), the Ameriprise Financial Long-Term Incentive Award Program Guide (the “Guide”), including the Detrimental Conduct Provisions attached thereto, and the Ameriprise Financial PSU Supplement (the “Supplement”). Copies of the Plan, the Guide and the Supplement are available on Inside. This PSU Award provides for a payment to you in shares of Company common stock no later than March 15, 2014 of 0% to 200% of the Number of Performance Share Units Awarded (at Target) set forth above, as adjusted by the performance of the Company and the application of the Performance Matrix and TSR Adjustment Matrix above. Shares of Company common stock shall be paid at a rate of one share of Company common stock for each Performance Share Unit that is earned and is part of the PSU Payout. The maximum that the TSR Adjustment Matrix can add to or subtract from the results of the Performance Matrix is 25 percentage points, and the PSU Payout cannot exceed the maximum of 200% of the Number of Performance Share Units Awarded (at Target) set forth above.  For the Performance Matrix, the payout percentage will be interpolated for performance that falls between the EPS and ROE goals shown above.  The Compensation and Benefits Committee, in its sole discretion, will determine the payout percentage that is less than 50% based on an assessment of the performance achieved and other factors.  For the TSR Adjustment Matrix, the percentage point adjustment will be interpolated for percentiles between the 25th and 75th percentile.

All terms and provisions of the Plan, the Guide and the Supplement, as the same may be amended from time to time, are incorporated and made part of this Award Certificate. If any provision of this Award Certificate is in conflict with the terms of the Plan, the Guide or the Supplement, then the terms of the Plan, the Guide or the Supplement, as applicable, shall govern. All capitalized terms used in this Award Certificate and not defined herein shall have the meanings assigned to them in the Plan, the Guide or the Supplement.

This PSU Award may not be assigned, sold, pledged, hypothecated, transferred or otherwise disposed of in any manner other than as provided in this Award Certificate, the Plan, the Guide or the Supplement, and subject to any rules adopted by the Company from time to time.

Except as otherwise provided in the Plan, the Guide or the Supplement, this PSU Award is conditioned on your continuous employment with the Company through the date of payment. The granting of this PSU Award, or any prior or future award, is neither a contract nor a guarantee of continued employment; the continuation of your employment is and always will be at the discretion of the Company. The granting of this PSU Award is a one-time discretionary act and it does not impose any obligation on the Company to offer future awards of any amount or nature. The continuation of the Plan and the grant of future awards is a voluntary act completely within the discretion of the Company, and the Plan is subject to termination at any time.